                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                           OSBORN COMMUNICATIONS CORPORATION
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                       OSBORN COMMUNICATIONS CORPORATION

                                                                  April 10, 1996

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and Management, I invite you to attend the Annual Meeting of Stockholders of Osborn Communications Corporation to be held on Wednesday, May 22, 1996 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York.

     The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend in person, please sign, date and promptly return the enclosed proxy in the envelope provided. If you later decide to attend the Annual Meeting, you may revoke your proxy and vote in person.

                                       Sincerely yours,

                                       FRANK D. OSBORN


                                       Frank D. Osborn
                                       President and Chief Executive Officer

                       OSBORN COMMUNICATIONS CORPORATION
                                130 MASON STREET
                          GREENWICH, CONNECTICUT 06830
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of Osborn Communications Corporation (the 'Company') will be held on Wednesday, May 22, 1996 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York (the 'Meeting') for the following purposes:

          1. To elect six directors of the Company to serve until the Company's next annual meeting and until their respective successors are elected and qualified;

          2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1996; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of the Company's common stock of record at the close of business on March 27, 1996 are entitled to notice of and to vote at the Meeting.

     For the ten-day period immediately prior to the Meeting, the list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company, located at 130 Mason Street, Greenwich, Connecticut, for such purposes as are set forth in the General Corporation Law of the State of Delaware.

                                          By Order of the Board of Directors

                                          MICHAEL F. MANGAN

                                          Michael F. Mangan
                                          Secretary

Dated: April 10, 1996

                                   IMPORTANT

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, AS PROMPTLY AS POSSIBLE. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE MEETING, AT ANY TIME BEFORE ITS EXERCISE.

                       OSBORN COMMUNICATIONS CORPORATION
                                130 MASON STREET
                          GREENWICH, CONNECTICUT 06830
                                PROXY STATEMENT
                    INFORMATION CONCERNING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the 'Board of Directors' or the 'Board') of Osborn Communications Corporation (the 'Company') to be used at the Annual Meeting of the Company's Stockholders (the 'Meeting') to be held on Wednesday, May 22, 1996 at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, 24th Floor, New York, New York, and at any adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. It is expected that this Proxy Statement and the form of proxy are being mailed to stockholders on or about April 10, 1996.

     Holders of the Company's common stock, par value $0.01 per share (the 'Common Stock'), entitled to vote are urged to sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with such holders' directions. If no directions are given, proxies will be voted 'FOR' the election as directors of the nominees named herein; 'FOR' the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1996; and by the persons named in the proxy on any other matter which may properly come before the Meeting. The Board of Directors knows of no other business to be presented at the Meeting.

     The proxy may be revoked at any time prior to the voting thereof by written notice of revocation to the Company at 130 Mason Street, Greenwich, Connecticut 06830, Attention: Michael F. Mangan, Vice President -- Controller and Secretary. The proxy may also be revoked by submission to the Company of a more recently dated proxy or by attending the Meeting and voting in person. Shares as to which a broker indicates it has no discretion to vote, and which are not voted, will be considered not present at the Meeting for the purpose of determining the presence of a quorum and as unvoted for approving the election of directors and for approving the ratification of the selection of Ernst & Young LLP as the Company's independent auditors. Proxies marked as abstaining on any matters to be acted on by the stockholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. The entire cost of soliciting these proxies, including the costs of preparing, printing and mailing to stockholders this Proxy Statement and accompanying materials, will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of the Company, who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such parties will be reimbursed for their reasonable expenses incurred in such connection.

                         OUTSTANDING VOTING SECURITIES

     Only holders of record of the Common Stock at the close of business on March 27, 1996 (the 'Record Date') are entitled to notice of and to vote at the Meeting. On that date there were 5,277,347 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Accordingly, a total of 5,277,347 votes are entitled to be cast on each matter submitted to vote at the Meeting. A third of such shares, present in person or represented by proxy at the Meeting, will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of a plurality of the shares of Common Stock cast by the stockholders present or represented by proxy at the Meeting is required to elect the nominees for election as directors of the Company at the Meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, abstentions will have no effect on the outcome of the vote for the election of directors. Broker non-votes will not be considered present at the Meeting and will have no effect on the vote. In the event that a broker that is a record holder of shares of Common Stock does not return the signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Meeting and, therefore will not be counted towards the quorum.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 25, 1996, certain information with respect to each person known to the Company to own beneficially (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act')), more than five percent of its Common Stock. In accordance with the rules promulgated by the Securities and Exchange Commission, such ownership includes shares currently owned as well as shares which the named persons have the right to acquire within 60 days, including, but not limited to, shares which the named persons have the right to acquire through the exercise of any option, warrant or right, or through the conversion of a security.

                                                                            AMOUNT AND NATURE
                            NAME AND ADDRESS                                  OF BENEFICIAL      PERCENT
                           OF BENEFICIAL OWNER                                  OWNERSHIP        OF CLASS
- -------------------------------------------------------------------------   -----------------    --------

Spears, Benzak, Salomon & Farrell, Inc ..................................      1,492,437(1)        28.3%
  45 Rockefeller Plaza
  New York, NY 10111
Liberty Investment Management ...........................................        510,500(2)         9.7%
  2502 Rocky Point Drive
  Tampa, FL 33607

- ------------

(1) Spears, Benzak, Salomon & Farrell, a registered investment advisor, has publicly reported that such shares are held for the benefit of various of its clients; that it has revocable shared voting and dispositive power with such clients, but in each case the client has the ultimate power to vote and dispose of such shares.

(2) Liberty Investment Management, a registered investment advisor, has publicly reported that such shares are held for the benefit of various of its clients; that it has revocable shared voting and dispositive power with such clients, but in each case the client has the ultimate power to vote and dispose of such shares.

     The following table sets forth beneficial ownership of the Company's Common Stock as of March 25, 1996 with respect to (i) each director of the Company,
(ii) each executive officer named in the Summary Compensation Table under 'Executive Compensation,' and (iii) all directors and executive officers as a group.

                                                                                      AMOUNT AND NATURE       PERCENT
                            NAME OF BENEFICIAL OWNER                               OF BENEFICIAL OWNERSHIP    OF CLASS
- --------------------------------------------------------------------------------   -----------------------    --------

Frank D. Osborn.................................................................           516,775(1)            9.5%
Brownlee O. Currey, Jr..........................................................           182,015(2)            3.4%
H. Anthony Ittleson.............................................................            37,497(3)            *
Edward G. Nelson................................................................            51,485(4)            *
William G. Spears...............................................................            34,680(5)            *
Robert K. Zelle.................................................................              153,300            2.9%
Thomas S. Douglas...............................................................            52,334(6)            *
Michael F. Mangan...............................................................             8,384(7)            *
W. Charles Hillebrand...........................................................            30,501(8)            *
Directors and Executive Officers as a Group (9 Persons).........................         1,066,971(9)           19.3%

- ------------

* Less than 1%

(1) Includes 174,167 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 25, 1996. Also, includes 34,455 shares of Common Stock held in custodial accounts for the benefit of Mr. Osborn's children.

(2) Includes 32,015 shares of Common Stock held in a trust, beneficial ownership of which shares of Common Stock he disclaims.

(3) Includes 35,997 shares of Common Stock held in trusts and 1,500 shares of Common Stock held by Mr. Ittleson's wife, beneficial ownership of which shares of Common Stock he disclaims.

(4) Includes 49,704 shares of Common Stock held by affiliates of Mr. Nelson. Also includes 281 shares of Common Stock held by Mr. Nelson's wife, and 1,500 shares of Common Stock held in trust for Mr. Nelson's nephew, beneficial ownership of which shares of Common Stock he disclaims.

(5) Includes 7,937 shares of Common Stock held by Mr. Spears' wife, beneficial ownership of which shares of Common Stock he disclaims. Mr. Spears is Chairman of Spears, Benzak, Salomon & Farrell which holds 28.3% of the Company's Common Stock.

(6) Includes 38,334 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 25, 1996. Also includes 4,500 shares of Common Stock held by Mr. Douglas' wife, beneficial ownership of which shares of Common Stock he disclaims.

(7) Includes 8,334 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 25, 1996.

(8) Consists of 30,501 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 25, 1996.

(9) Includes 251,336 shares of Common Stock subject to stock options exercisable within the 60 day period beginning March 25, 1996.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation awarded during the fiscal years ended December 31, 1995, 1994 and 1993, awarded to, earned by or paid to the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                                 ANNUAL              NUMBER OF
                                                              COMPENSATION           SECURITIES
NAME AND                                                  ---------------------      UNDERLYING      ALL OTHER
PRINCIPAL POSITION                                YEAR     SALARY       BONUS        OPTIONS(2)     COMPENSATION
- -----------------------------------------------   -----   --------     --------     ------------    ------------

Frank D. Osborn ...............................    1995   $378,490     $300,000(3)      35,000        $ 16,000(4)
President and                                      1994    366,995      100,000(3)      --             116,000(4)
  Chief Executive Officer                          1993    365,910       20,900        162,500(5)       --
Thomas S. Douglas .............................    1995   $189,166     $ 60,000(6)      --              --
Senior Vice President --                           1994    172,500       50,000(6)      60,000          --
  Finance and Treasurer                            1993      --           --            --              --
Michael F. Mangan .............................    1995   $ 95,000     $ 30,000         --              --
Vice President --                                  1994     62,587(7)    20,000         20,000          --
  Controller and Secretary                         1993      --           --            --              --
W. Charles Hillebrand .........................    1995   $109,891     $  --             4,000          --
Senior Vice President --                           1994    107,500        --             6,250          --
  Muzak                                            1993    100,000       40,500          3,500          --

- ------------

(1) The columns designated 'Restricted Stock Awards,' 'Other Annual Compensation' and 'LTIP Awards' are not presented, as no compensation required to be reported under such columns was awarded to, earned by or paid to any of the named executive officers during the period covered by the Summary Compensation Table.

(2) Reflects options to acquire shares of Common Stock. No stock appreciation rights were granted by the Company during the period covered by the table.

(3) Bonus payable in accordance with certain criteria established by the Board as defined in Mr. Osborn's Employment Agreement.

(4) In December 1994, the Company adopted a non-qualified deferred compensation plan ('Non-Qualified Deferred Compensation Plan') available to certain management employees.  The plan  is  unfunded and  there  are no  limits  on deposits or vesting periods. Distribution date is elected at time of deferral, and money deposited or any interest accrued are deferred until that time. Mr. Osborn's employment agreement, which was entered into in July 1994 (the '1994 Employment Agreement'), provides that the Company pay $16,000 annually into a retirement benefit arrangement for Mr. Osborn. Mr. Osborn elected to have this amount deposited into the Company's Non-Qualified Deferred Compensation Plan. In addition, in 1994, upon the execution of Mr. Osborn's 1994 Employment Agreement, Mr. Osborn received $100,000 to compensate him for salary increases that accrued under his previous employment agreement which would have expired in May 1995.

(5) Reflects 137,500 options which were repriced on May 10, 1993, and 25,000 options granted on May 10, 1993.

(6) Mr. Douglas elected to defer $50,000 and $40,000 of his bonus in 1995 and 1994, respectively, to the Company's Non-Qualified Deferred Compensation Plan.

(7) Reflects eight months tenure.

OPTION/SAR GRANTS DURING THE LAST FISCAL YEAR

     The following table provides certain information related to options for the purchase of Common Stock granted to the named executive officers during the fiscal year ended December 31, 1995. No stock appreciation rights ('SARs') were granted by the Company in the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE
                     NUMBER OF       % OF TOTAL                                             AT ASSUMED ANNUAL RATES
                     SECURITIES     OPTIONS/SARS    EXERCISE OR                           OF STOCK PRICE APPRECIATION
                     UNDERLYING      GRANTED TO        BASE                                   FOR OPTION TERM(1)
                    OPTIONS/SARS    EMPLOYEES IN       PRICE                            -------------------------------
      NAME            GRANTED       FISCAL YEAR      ($/SHARE)      EXPIRATION DATE          5%               10%
- -----------------   ------------    ------------    -----------    ------------------   -------------    --------------

Frank D.
  Osborn.........     35,000(2)         52.6%           7.00       February 14, 2005      $ 399,079         $635,467
W. Charles
  Hillebrand.....      4,000(3)          6.0%           6.50          May 16, 2005        $  42,351         $ 67,437

- ------------

(1) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the remaining life of the options. This schedule does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to three years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurably.

(2) Shares of Common Stock are exercisable as follows: 11,667 on each of February 14, 1996 and 1997; and 11,666 on February 14, 1998.

(3) Shares of Common Stock will become exercisable as follows: 1,334 on May 16, 1996; and 1,333 on each of May 16, 1997 and 1998.

OPTIONS UNEXERCISED AS OF 1995 FISCAL YEAR-END

     The following table shows the number of shares of Common Stock represented by unexercised stock options held by each of the named executive officers as of December 31, 1995.

     Also reported are the values for 'in-the-money' options which represent the excess of the market value of the Common Stock at December 31, 1995 over the exercise price of any such existing stock options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                 NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS/SAR AT           IN-THE-MONEY OPTIONS/SARS AT
                                                         FISCAL YEAR-END                     FISCAL YEAR-END(2)
                                               -----------------------------------    --------------------------------
                    NAME                         EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
- --------------------------------------------   ---------------    ----------------    --------------    --------------

Frank D. Osborn.............................       154,167             43,333          $ 693,751.50      $  89,998.50
Thomas S. Douglas...........................         6,667             53,333          $  12,125.75      $ 119,049.25
Michael F. Mangan...........................         6,667             13,333          $  15,600.75      $  31,199.25
W. Charles Hillebrand.......................        25,543              9,707          $  39,877.50      $  19,685.00

- ------------

(1) The columns designated 'Shares acquired on exercise' and 'Value realized' are not presented, as no options were exercised in fiscal year 1995.

(2) Amounts reflecting gains on outstanding options are based on December 31, 1995 closing trade price of stock.

DIRECTORS' COMPENSATION

     Each director other than Messrs. Osborn, Currey, Nelson and Spears receives a fee of $500 for each meeting of the Board of Directors which he attends in person or each meeting of any committee meeting thereof (other than committee meetings held in conjunction with meetings of the Board of Directors). Each director is reimbursed by the Company for travel and related expenses incurred in connection with Board meetings which he attends in person. For discussion of consulting agreements with Directors refer to 'Compensation Committee Interlocks and Insider Participation.'

     The Company paid $30,000 to Mr. Currey during the fiscal year ended December 31, 1995 as salary for his services as Chairman of the Company's principal subsidiary, OCC, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Each of Nelson Capital Corp. ('Nelson Capital') and William G. Spears provide financial advisory consulting services to the Company. Nelson Capital, a private merchant banking and venture capital firm, is an affiliate of Edward G. Nelson. (See 'Compensation Committee Interlocks and Insider Participation' on page 7).

     William G. Spears is the Chairman of Spears, Benzak, Salomon & Farrell, Inc., a 28.3% shareholder of the Company and an indirect wholly-owned subsidiary of KeyCorp ('KeyCorp'), the parent company of Society National Bank ('SNB'), the Company's primary lender. (See 'Compensation Committee Interlocks and Insider Participation' on page 7).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Osborn is employed pursuant to the 1994 Employment Agreement which expires on December 31, 1996, and provides that Mr. Osborn serve as President and Chief Executive Officer of the Company. The 1994 Employment Agreement provides for an annual base salary of $366,000 which is to be increased on each subsequent January 1st according to the increase of the Consumer Price Index applicable to the New York Metropolitan area. Mr. Osborn's base salary may also be increased from time to time at the discretion of the Board of Directors. The 1994 Employment Agreement provides for a bonus in an amount in accordance with certain criteria established by the Board. The 1994 Employment Agreement contains severance benefits in an amount equal to the greater of the amount of base salary remaining to be paid during the term of the 1994 Employment Agreement and the amount paid to him during the 12-month period preceding early termination of the 1994 Employment Agreement, such benefits to be paid in the event of involuntary termination of the 1994 Employment Agreement prior to December 31, 1996 for any reason other than Mr. Osborn's death or disability. Additionally, the Company shall pay $16,000 annually into a retirement benefit arrangement for Mr. Osborn.

     On January 27, 1995, the Company entered into agreements with Thomas S. Douglas and Michael F. Mangan which provide Mr. Douglas and Mr. Mangan a bonus of six months salary at their current rate of pay if the Company is sold or transferred to a third party. These agreements also provide that if Mr. Douglas and Mr. Mangan are not employed by the successor subsequent to the completion of the sale or transfer of ownership, the Company will also provide severance benefits including six months salary at their current rate of pay. A subsidiary of the Company entered into an agreement on the same terms with W. Charles Hillebrand on the same date. A form of each agreement was approved by the Board of Directors on November 15, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Nelson Capital is an affiliate of Edward G. Nelson, a Director of the Company and a member of the Company's Compensation Committee (the 'Committee'). Nelson Capital provides the Company with financial advisory consulting services for a fee, currently $36,000 per year. The Company believes that the compensation paid to Nelson Capital is on terms no less favorable to the Company than would have been required by an unaffiliated third party for similar services. The Company paid $30,000 in fees to Nelson Capital for the fiscal year ended December 31, 1995.

     William G. Spears is a Director of the Company and Chairman of the Committee. Mr. Spears provides the Company with financial advisory consulting services for a fee, currently $36,000 per year. The Company believes that the compensation paid to Mr. Spears is on terms no less favorable to the Company than would have been required by an unaffiliated third party for similar services. The Company paid $30,000 in fees to Mr. Spears during the fiscal year ended December 31, 1995.

     Mr. Spears is also the Chairman of Spears, Benzak, Salomon & Farrell, Inc. ('Spears, Benzak'), a 28.3% shareholder of the Company. On April 5, 1995 KeyCorp acquired Spears, Benzak in a share exchange transaction as a result of which Spears, Benzak became an indirect wholly-owned subsidiary of KeyCorp. KeyCorp is the parent company of SNB, the Company's primary lender for its new senior credit facility (the 'New Credit Facility').

                         COMPENSATION COMMITTEE REPORT

     The Committee is composed of H. Anthony Ittleson, Edward G. Nelson and William G. Spears, the Chairman of the Committee. None of the Committee members is a Company employee. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

COMPENSATION POLICIES

     The Company's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term strategies and performance goals, industry performance levels, business unit performance and an individual executive's contributions and achievements. Additionally, the Committee views compensation as a means for attracting and keeping executive talent.

     The Committee believes that significant executive stock ownership helps align the interests of management and stockholders. Thus, the Committee has utilized the Company's 1987 Incentive Stock Plan in the Company's executive compensation package.

PERFORMANCE MEASURES AND INDUSTRY COMPARISONS

     In evaluating annual executive compensation, the Committee examines the Company's cash flow, as well as individual executive performance with regard to sales and earnings targets, effort and achievement in financing and acquisition activities.

     The Committee establishes corporate and divisional goals prior to the beginning of each fiscal year and subjectively assesses the attainment of those goals in determining compensation.

     For superior individual performance, total compensation will be above average. On the other hand, when business performance is below plan or below industry results, total compensation will fall below average competitive levels.

FISCAL 1995 COMPENSATION

     The Committee reviewed senior executive salary and performance throughout the year. The Company negotiated a competitive New Credit Facility on favorable terms that enabled the Company to retire warrants (with purchase rights representing approximately 10% of the Common Stock on a fully diluted basis), reduce the cost of funds, provide for an acquisition facility and greater flexibility in debt repayments and borrowings.

     Additionally, the Company entered into an option agreement (the 'Option Agreement') to sell its sole television station on favorable terms, that permitted it to focus on its core radio stations while strengthening its balance sheet. Several dispositions and acquisitions of radio stations, placed the Company in a position to acquire additional stations in its existing markets following the passage of the Telecommunications Act of 1996.

     Based on the significant improvements both operationally and financially over the previous year, the Committee determined that above average compensation for senior executives was appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Osborn has been the Chief Executive Officer of the Company since its inception in 1984. Mr. Osborn's compensation has been determined by the Committee pursuant to the 1994 Employment Agreement which expires on December 31, 1996. The 1994 Employment Agreement calls for a salary of $366,000 with increases beginning January 1, 1996 according to the increase of the Consumer Price Index applicable to the New York Metropolitan area. Mr. Osborn's base salary may also be increased from time to time at the discretion of the Board of Directors. The 1994 Employment Agreement provides for a bonus in an amount in accordance with certain criteria established by the Board. The 1994 Employment Agreement contains severance benefits in an amount equal to the greater of the amount of base salary remaining to be paid during the term of the 1994 Employment Agreement and the amount paid to him during the 12-month period preceding early termination of the 1994 Employment Agreement, such benefits to be paid in the event of involuntary termination of the 1994 Employment Agreement prior to December 31, 1996 for any reason other than Mr. Osborn's death or disability.

     Based on cash flow improvement compared with the fiscal year ended December 31, 1994, a successful refinancing of the Company with the New Credit Facility and the successful execution of the Option Agreement for the sale of its sole television station, the Board awarded Mr. Osborn a bonus of $300,000 for the fiscal year ended December 31, 1995.

                                          COMPENSATION COMMITTEE
                                          H. Anthony Ittleson
                                          Edward G. Nelson
                                          William G. Spears

                               PERFORMANCE GRAPH

     The performance graph set forth below compares the annual cumulative stockholder return for the five years ending December 31, 1995 among the Company, the CRSP Total Return Index for the Nasdaq National Market ('Nasdaq') and two peer group indexes(1). The returns of each company in the peer group indexes have been weighted according to the respective issuer's stock market capitalization. The graph assumes an initial investment of $100 on December 31, 1990, and the reinvestment of dividends (where applicable).

            COMPARISON OF 5-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
           AMONG OSBORN COMMUNICATIONS, NASDAQ STOCK MARKET-US INDEX,
                   AN OLD PEER GROUP AND A NEW PEER GROUP(1)


                          [PERFORMANCE GRAPH]


                                 1991             1992             1993             1994             1995
     Osborn Communications        58               42               50               58               65
    Nasdaq Stock Market US        161              187              214              210              297
            New Peer Group        88               57               120              98               123
            Old Peer Group        88               103              272              336              555

(1) In previous years the Company included Ackerley Communications, Inc., Clear Channel Communications, Inc., Infinity Broadcasting Corp., Park Communications Corporation and Southern Starr Broadcasting Group as part of its peer group (collectively, the 'Previous Companies'). In recent years, the number of public companies more comparable to the Company than the Previous Companies in terms of business, market size and market capitalization has increased. Therefore, the Company no longer includes the Previous Companies in its peer group and has added to Heritage Media Corp. (the sole remaining company in its prior peer group), the following more comparable companies (which now comprises its peer group): Emmis Broadcasting, EZ Communications, Inc., Grupo Radio Centro SA de CV, Heftel Broadcasting Corp., Jacor Communications Inc., Multi Market Radio, Inc., Saga Communications Inc., SFX Broadcasting Inc. and Triathlon Broadcasting Company. The above performance graph includes the old peer group and the new peer group.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     Directors generally are elected by the affirmative vote of a plurality in voting power cast by the stockholders present or represented by proxy and entitled to vote and hold office until the election and qualification of their respective successors. The Company's By-laws provide that the Board shall consist of one or more members or such number of directors as may be fixed by action of the Board of Directors. The Directors have determined that the Board shall consist of six members. All of the nominees are members of the present Board of Directors. If any nominees should be unable to accept nomination or election as a Director, which is not expected, the Board of Directors either will reduce the number of directors to be elected or select a substitute or substitutes. The proxies may be voted with discretionary authority for a substitute or substitutes designated by the Board of Directors. The Board of Directors knows of no reason why any of its nominees will be unable or will refuse to accept election. The Board of Directors recommends the election of the nominees listed below.

     The following table lists the information with respect to the nominees for election as directors of the Company.

                                                                                                           DIRECTOR
                     NOMINEE                         AGE               PRINCIPAL OCCUPATION                 SINCE
- --------------------------------------------------   ---   ---------------------------------------------   --------

Frank D. Osborn...................................   48    President, Chief Executive Officer and            1984
                                                           Director
Brownlee O. Currey, Jr............................   67    President, Nashville Banner Publishing            1994
                                                           Company, Nashville, Tennessee
H. Anthony Ittleson...............................   58    Chairman, Travel Ventures Ltd., New York, New     1989
                                                           York
Edward G. Nelson..................................   64    President, Nelson Capital Corp., Nashville,       1985
                                                           Tennessee
William G. Spears.................................   57    Chairman, Spears, Benzak, Salomon & Farrell,      1992
                                                           Inc. New York, New York
Robert K. Zelle...................................   72    Private investor, Nashville, Tennessee            1985

     Information with respect to the business experience and affiliations of each nominee for election as director is set forth below:

     FRANK D. OSBORN has been a Director, President and Chief Executive Officer of the Company since the Company's formation in 1984 and was its Treasurer until August 1989. From 1983 to 1985, Mr. Osborn was Senior Vice President/Radio for Price Communications Corporation, a diversified communications company. From 1981 to 1983, Mr. Osborn served as Vice President and General Manager of WYNY, NBC's New York FM radio station, and was Vice President of Finance and Administration of NBC Radio from 1977 to 1981. Mr. Osborn serves as Chairman of the Board and Chief Executive Officer of Fairmont Communications Corporation ('Fairmont') (which the Company manages and in which the Company has a 25% interest) and serves on the Board of Northstar Television Group, Inc. Fairmont filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code on August 28, 1992 and emerged from Chapter 11 in September 1993. Mr. Osborn is married to Mr. Nelson's niece.

     BROWNLEE O. CURREY, JR. has been a Director of the Company since August 1994. He has been Chairman of the Board of OCC, Inc., the Company's principal subsidiary, since 1989. He currently serves as President of the Nashville Banner Publishing Company in Nashville, TN, which publishes the daily evening newspaper. Mr. Currey is on the Board of Directors of The Nashville Banner; Thomas Nelson, Inc., a Nashville-based publisher; Nelson Capital Corp., a private merchant banking and venture capital investment firm located in Nashville; A+ Communications, Inc.; and One Sutton Place South Corporation. He is also a trustee of Vanderbilt University, the United States Equestrian Team, Inc., the National Foundation for Facial Reconstruction and the International Tennis Hall of Fame.

     H. ANTHONY ITTLESON has been a Director of the Company since October 1989. He retired as Executive -- Special Projects for CIT Group Holdings, Inc. in 1992. Mr. Ittleson joined CIT in 1961 and throughout his career held various positions including Vice President -- Marketing, Vice President -- Financing
Division and Executive Vice President -- Corporate Development. He was a director of CIT from 1978 to 1988. Mr. Ittleson is Chairman of the Board of Travel Ventures Ltd., a leading company active in the travel industry. He is a Director of the Regency Whist Club in New York and a Trustee of Brown University, Brooks School and the Boy's Club of New York.

     EDWARD G. NELSON has been a Director of the Company since August 1985. He is the founder and President of Nelson Capital Corp., which was organized in 1985. From 1983 to 1985, Mr. Nelson was Chairman of the Board and Chief Executive Officer of Commerce Union Corporation (now NationsBank). He also serves as a Director of ClinTrials Research Inc., a contract research organization based in Nashville, Tennessee, Berlitz International, Inc., a premier language instruction firm operating globally, Advocat, Inc., a long term care nursing home provider based in Nashville, Tennessee and Central Parking System, a commercial parking company. Mr. Nelson is also a Trustee of Vanderbilt University.

     WILLIAM G. SPEARS, Chairman of Spears, Benzak, Salomon & Farrell, Inc., an indirect wholly-owned subsidiary of KeyCorp, a Cleveland based commercial bank, has been a Director of the Company since November 1992. He is a member of the New York Society of Security Analysts, a Director of Alcide Corporation, and United HealthCare Corp. Mr. Spears is also a Trustee of the Gramercy Park Foundation, The HealthCare Chaplaincy of New York and Quinnipiac College.

     ROBERT K. ZELLE, a private investor, has been a Director of the Company since 1985. Mr. Zelle established an independent television station in Nashville, Tennessee in 1975, and operated and managed it until its sale to Multimedia Broadcasting, Inc. in 1980. From 1980 to 1988, he served as Area Vice President and Consultant for Multimedia Broadcasting, Inc. Mr. Zelle serves on the Board of Directors of several small, privately held companies.

     During the fiscal year ended December 31, 1995, the Board of Directors held five meetings. No director attended fewer than 75% of the aggregate number of meetings held during the fiscal year ended December 31, 1995 by the Board of Directors or the committees of the Board on which such directors served.

     The committees of the Board of Directors includes a Compensation Committee and an Audit Committee. The Board does not have a Nominating Committee.

     The members of the Audit Committee are Messrs. Ittleson and Zelle. The responsibilities of the Audit Committee include the selection, with the assistance of management, of the Company's independent auditors, the review of audit fees, a post-audit review of the Company's financial statements and general oversight of the Company's internal accounting procedures and the adequacy of internal controls. The Audit Committee met once during the fiscal year ended December 31, 1995.

     The members of the Compensation Committee are Messrs. Nelson, Ittleson and Spears. The responsibilities of the Compensation Committee include the review of cash compensation of the executive officers and formulation of recommendations to the Board of Directors with regard thereto, the formulation of recommendations to the Board of Directors with regard to the grant of stock options and other benefits, and the general oversight of the compensation policies of the Company. The Compensation Committee met three times during the fiscal year ended December 31, 1995.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE ELECTION OF THE SIX DIRECTORS NAMED ABOVE.

              PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has selected Ernst & Young LLP to be the Company's independent auditors for the year ending December 31, 1996, and recommends to the stockholders ratification of their selection. Ernst & Young LLP has served as the Company's independent auditors since 1986.

     Representatives of Ernst & Young LLP are expected to be present at the 1996 Annual Meeting of Stockholders. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                               SECTION 16 FILINGS

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The Company believes that during the fiscal year ended December 31, 1995, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock were complied with.

                     MARKET FOR THE COMPANY'S COMMON STOCK

     The following table indicates the high and low per share sales prices for the Company's Common Stock as reported by Nasdaq for the periods indicated. Market prices have been adjusted to reflect the 1-for-2 reverse stock split on July 11, 1994.

     .

                                                                                                         HIGH            LOW
                                                                                                     -------------   ------------

1993
  First Quarter...................................................................................   $5 1/2          $3 1/2
  Second Quarter..................................................................................   6               4
  Third Quarter...................................................................................   5 1/2           3
  Fourth Quarter..................................................................................   10 1/2          4 1/2

1994
  First Quarter...................................................................................   7 1/2           6 1/2
  Second Quarter..................................................................................   7 1/2           6 1/4
  Third Quarter...................................................................................   7 3/4           6 1/2
  Fourth Quarter..................................................................................   7 1/2           6

1995
  First Quarter...................................................................................   7 1/2           6 3/4
  Second Quarter..................................................................................   7               6
  Third Quarter...................................................................................   11 1/8          6 1/4
  Fourth Quarter..................................................................................   9 5/8           7 1/4

1996
  First Quarter...................................................................................   11 1/4          7 7/8

     The Company has never declared or paid any cash dividends on its Common Stock, and it is not anticipated that any cash dividends will be paid in the foreseeable future. Pursuant to its loan agreements, the Company is restricted on the payment of cash dividends on the Common Stock.

                STOCKHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholders who wish to have their proposals presented at the 1997 Annual Meeting of Stockholders must deliver such proposals in writing to the Secretary of the Company at the Company's principal executive offices no later than December 1, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

             ANNUAL REPORT ON FORM 10-K; INCORPORATION BY REFERENCE

     Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission. Requests should be directed to Michael F. Mangan, Vice President -- Controller and Secretary, Osborn Communications Corporation, 130 Mason Street, Greenwich, Connecticut 06830 (telephone: 203-629-0905).

TO THE EXTENT THIS PROXY STATEMENT HAS BEEN OR WILL BE SPECIFICALLY INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE SECTIONS OF THE PROXY STATEMENT ENTITLED 'COMPENSATION COMMITTEE REPORT' AND 'PERFORMANCE GRAPH' SHALL NOT BE DEEMED TO BE SO INCORPORATED UNLESS SPECIFICALLY OTHERWISE PROVIDED IN ANY SUCH FILING.

                                 OTHER MATTERS

     The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the Meeting other than that referred to herein. If any other business should come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          MICHAEL F. MANGAN

                                          Michael F. Mangan
                                          Secretary

Greenwich, Connecticut
April 10, 1996

                              APPENDIX 1--PROXY CARD

PROXY                    OSBORN COMMUNICATIONS CORPORATION                 PROXY
                                  130 Mason Street
                            Greenwich, Connecticut 06830
            This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Frank D. Osborn and Michael F. Mangan, each with the power to appoint a substitute, and hereby authorizes each of them to present and to vote, as designated on the reverse side, all of the shares of Common Stock of Osborn Communications Corporation held of record by the undersigned on March 27, 1996 at the Annual Meeting of Stockholders to be held on May 22, 1996 or any adjournment thereof.

     The proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

                           (Continued on other side)

[X] Please mark your votes as in this example.

1. Election of Directors.
     FOR        WITHHELD
     [ ]          [ ]
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- ---------------------------------------------------------------
Nominees: Frank D. Osborn   Bronlee O. Currey, Jr.
          H. Anthony Ittleson   Edward G. Nelson
          William G. Spears  Robert K. Zelle

2. Proposal to ratify the selection of Ernst & Young LLP, independent public accountants, as the Company's independent auditors for the year 1996.
     FOR        AGAINST        ABSTAIN
     [ ]          [ ]            [ ]
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THE CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Check here for address change [ ]

NEW ADDRESS: ______________________________

             ______________________________

             ______________________________


SIGNATURE(S)______________________________________ DATE_________________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or authorized person.